Exhibit 99.1

XERIS BIOPHARMA REPORTS FIRST QUARTER 2024 FINANCIAL RESULTS AND RECENT EVENTS
Q1 2024 Total Revenue of $40.6M – up 22% over Q1 2023
Tightening full-year 2024 total revenue guidance to $175M-$200M
Ended Q1 with $87.4M in cash, cash equivalents, and short-term investments, lowered borrowing rate of Hayfin debt by 2.05%
Entered into a worldwide license agreement for XeriJect® formulation of teprotumumab
Announced an exclusive worldwide agreement with Beta Bionics for development of a new XeriSol™ formulation of glucagon for bi-hormonal pumps and pump systems
Hosting conference call and webcast today at 8:30 a.m. ET
CHICAGO, IL; May 9, 2024 – Xeris Biopharma Holdings, Inc. (Nasdaq: XERS), a growth-oriented biopharmaceutical company committed to improving patient lives by developing and commercializing innovative products across a range of therapies, today announced financial results for the first quarter ended March 31, 2024 and recent events.
"We grew total product revenue 25% in the first quarter compared to last year, despite an estimated $3 million negative impact to Gvoke revenue from the Change Healthcare cyberattack. This strong growth was driven by impressive momentum in Recorlev sales, Keveyis’ resilience in the marketplace, and Gvoke's growing market share," said Paul R. Edick, Xeris’ Chairman and CEO. "With these results, a strong start to the second quarter along with our new technology partnership with Beta Bionics, we are confident in tightening our 2024 total revenue guidance to $175 million to $200 million."
First Quarter 2024 Highlights

	Three months ended March 31,		Change
	2024	2023	$	%
Product revenue (in thousands):
Gvoke	$16,579	$15,033	$1,546	10.3
Keveyis	13,085	12,755	330	2.6
Recorlev	10,599	4,477	6,122	136.7
Product revenue, net	40,263	32,265	7,998	24.8
Royalty, contract and other revenue	375	931	(556)	(59.7)
Total revenue	$40,638	$33,196	$7,442	22.4
Commercial Products
•Gvoke®: First quarter net revenue was $16.6 million as compared to $15.0 million in the first quarter of 2023 – an increase of approximately 10%. Gvoke’s market share of the retail TRx glucagon market grew to over 36% through late April and weekly Gvoke TRxs broke the 5,000 level in late April.
•Keveyis®: First quarter net revenue remained very strong at $13.1 million – an increase of approximately 3% compared to the same period in 2023. Keveyis patient referrals remained strong with considerably lower patient loss in the quarter than anticipated.
•Recorlev®: First quarter net revenue was $10.6 million – an increase of $6.1 million compared to the same period in 2023. The average number of patients on Recorlev increased 139% from the same period in 2023 and 18% compared to the fourth quarter 2023.

Pipeline Program
•XeriSol™ levothyroxine (XP-8121): Successfully completed the Phase 2 clinical study. Data from the Phase 2 study will be available mid-2024.
Technology Partnerships
•XeriSol™: In May, Xeris entered into an exclusive worldwide collaboration and license agreement with Beta Bionics for the development and commercialization of a new and unique formulation of liquid stable glucagon for use in a bi-hormonal pump and pump systems.
•XeriJect®: In January, Xeris entered into an exclusive worldwide license agreement for Amgen to develop, manufacture, and commercialize a subcutaneous formulation of teprotumumab using Xeris’ XeriJect® technology in Thyroid Eye Disease (TED). Under the terms of the License Agreement, Xeris has the potential to receive $75 million in development, regulatory, and sales-based milestones, as well as escalating single-digit royalties based on future sales of TEPEZZA® using the XeriJect ® technology.
Cost of goods sold increased by $0.7 million for the three months ended March 31, 2024 compared to the same period ended in 2023. This increase was mainly attributable to higher product sales.
Research and development expenses increased by $3.0 million for the three months ended March 31, 2024 compared to the same period in 2023, driven by strategic investments in our pipeline, notably XP-8121, and our emerging technology partnership business as well as higher personnel costs.
Selling, general and administrative expenses increased by $4.8 million for the three ended March 31, 2024 compared to the same period in 2023, due to higher personnel costs and rent expenses related to our headquarter lease, which commenced in April 2023.
Net Loss was $19.0 million, or $0.14 per share, for the three months ended March 31, 2024.
Cash, cash equivalents, and short-term investments at March 31, 2024 was $87.4 million compared to $72.5 million at December 31, 2023.
Shares outstanding at April 30, 2024 was 148,255,663.
First Quarter Conference Call and Webcast Details
Xeris will host a conference call and webcast on Thursday, May 9, 2024 at 8:30 a.m. Eastern Time.
To pre-register for the call, please go to the following link: https://www.netroadshow.com/events/login?show=7144015a&confId=62782 After registering, a confirmation email will be sent, including dial-in details and a unique code for entry. The Company recommends registering a minimum of ten minutes prior to the start of the call. Following the conference call, a replay will be available until Thursday, May 23, 2024 at US:1 929 458 6194, US Toll Free: 1 866 813 9403, UK: 0204 525 0658, Canada: 1 226 828 7578, or all other locations: +44 204 525 0658 Access Code: 952508
To join the webcast, please visit “Events” on investor relations page of the Company’s website at www.xerispharma.com or use this link: https://events.q4inc.com/attendee/702822810
About Xeris
Xeris (Nasdaq: XERS) is a growth-oriented biopharmaceutical company committed to improving patient lives by developing and commercializing innovative products across a range of therapies. Xeris has three commercially available products; Gvoke®, a ready-to-use liquid glucagon for the treatment of severe hypoglycemia, Keveyis®, a proven therapy for primary periodic paralysis, and Recorlev® for the treatment of endogenous Cushing’s syndrome. Xeris also has a robust pipeline of development programs to extend the current marketed products into important new indications and uses and bring new products forward using its proprietary formulation technology platforms, XeriSol™ and XeriJect®, supporting long-term product development and commercial success.
Xeris Biopharma Holdings is headquartered in Chicago, IL. For more information, visit www.xerispharma.com, or follow us on X, LinkedIn, or Instagram.
Forward-Looking Statements
Any statements in this press release other than statements of historical fact are forward-looking statements. Forward-looking statements include, but are not limited to, statements about future expectations, plans and prospects for Xeris Biopharma Holdings, Inc. including statements regarding total revenue guidance for 2024, Xeris’ potential to receive milestones and royalties under a license agreement with Amgen, the expansion of collaboration partnerships such as with Beta Bionics, the impact of the Change Healthcare cyberattack, the timing of the availability of clinical study data, the market and therapeutic potential of its products and product candidates, the potential utility of its formulation platforms, and other statements containing the words “will,” “would,” “continue,” “expect,” “should,” “anticipate” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on numerous assumptions and assessments made in light of Xeris’ experience and perception of historical trends, current conditions, business strategies, operating environment, future developments, geopolitical factors and other factors it believes appropriate. By their nature, forward-looking statements involve known and unknown risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. The various factors that could cause Xeris’ actual results, performance or achievements, industry results and developments to differ materially from those expressed in or implied by such forward-looking statements, include, but are not limited to, its financial position and need for financing, including to fund its product development programs or commercialization efforts, whether its products will achieve and maintain market acceptance in a competitive business environment, its reliance on third-party suppliers, including single-source suppliers, its reliance on third parties to conduct clinical trials, the ability of its product candidates to compete successfully with existing and new drugs, and its and collaborators’ ability to protect its intellectual property and proprietary technology. No assurance can be given that such expectations will be realized and persons reading this communication are, therefore, cautioned not to place undue reliance on these forward-looking statements. Additional risks and information about potential impacts of financial, operational, economic, competitive, regulatory, governmental, technological, and other factors that may affect Xeris can be found in Xeris’ filings, including its most recently filed Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission, the contents of which are not incorporated by reference into, nor do they form part of, this communication. Forward-looking statements in this communication are based on information available to us, as of the date of this communication and, while we believe our assumptions are reasonable, actual results may differ materially. Subject to any obligations under applicable law, we do not undertake any obligation to update any forward-looking statement whether as a result of new information, future developments or otherwise, or to conform any forward-looking statement to actual results, future events, or to changes in expectations.

Investor Contact

Allison Wey
Senior Vice President, Investor Relations and Corporate Communications
awey@xerispharma.com

XERIS BIOPHARMA HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended March 31,
	2024	2023
Product revenue, net	$40,263	$32,265
Royalty, contract and other revenue	375	931
Total revenue	40,638	33,196
Costs and expenses:
Cost of goods sold	5,971	5,319
Research and development	7,821	4,838
Selling, general and administrative	38,380	33,605
Amortization of intangible assets	2,711	2,711
Total costs and expenses	54,883	46,473
Loss from operations	(14,245)	(13,277)
Other expense	(4,428)	(3,557)
Net loss before benefit from income taxes	(18,673)	(16,834)
Income tax (expense) benefit	(307)	—
Net loss	$(18,980)	$(16,834)

Net loss per common share - basic and diluted	$(0.14)	$(0.12)

Weighted average common shares outstanding - basic and diluted	140,513,907	137,142,565

XERIS BIOPHARMA HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31, 2024	December 31, 2023
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$62,690	$67,449
Short-term investments	24,662	5,002
Trade accounts receivable, net	37,414	39,197
Inventory	40,878	38,838
Prepaid expenses and other current assets	7,636	5,778
Total current assets	173,280	156,264
Property and equipment, net	5,783	5,971
Intangible assets, net	107,053	109,764
Goodwill	22,859	22,859
Operating lease right-of-use assets	23,027	23,204
Other assets	4,614	4,540
Total assets	$336,616	$322,602
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$7,094	$11,565
Current operating lease liabilities	4,624	3,495
Other accrued liabilities	22,391	23,510
Accrued trade discounts and rebates	22,560	22,149
Accrued returns reserve	14,593	14,198
Current portion of contingent value rights	1,021	19,109
Other current liabilities	801	1,167
Total current liabilities	73,084	95,193
Long-term debt, net of unamortized debt issuance costs	229,674	190,932
Non-current contingent value rights	—	1,379
Non-current operating lease liabilities	34,397	34,764
Deferred tax liabilities	2,575	2,268
Other liabilities	6,064	4,848
Total liabilities	345,794	329,384
Total stockholders’ equity (deficit)	(9,178)	(6,782)
Total liabilities and stockholders’ equity (deficit)	$336,616	$322,602